Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Synergy Resources Corporation
Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File numbers 333-186726, 333-188364, 333-201732 and 333-206876) and Form S-8 (File numbers 333-191684 and 333-208589) of our report dated April 22, 2016 relating to the financial statements of Synergy Resources Corporation (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its fiscal year from August 31 to December 31), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Transition Report on Form 10-K of the Company for the four month period ended December 31, 2015.

/s/ EKS&H LLLP
Denver, Colorado
April 22, 2016